UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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PROS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROS Holdings, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (Annual Meeting) of PROS Holdings, Inc. on Thursday, June 7, 2012 at 8:00 a.m., local time, at 3100 Main Street 2nd Floor, Houston, Texas 77002 for the following purposes:

1.	To elect two (2) Class II directors to the Board of Directors of PROS Holdings, Inc. (Board of Directors), each to serve for a three-year term until the Annual Meeting to be held in the year 2015;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To conduct an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.

The above matters are fully described in the Proxy Statement. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice), instead of a paper copy of this Proxy Statement and our Annual Report to Stockholders for the Year Ended December 31, 2011 (2011 Annual Report). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.

Only stockholders of record at the close of business on April 16, 2012 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our offices, 3100 Main Street, Suite 900, Houston, TX 77002, during ordinary business hours, for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Corporate Secretary at 713-335-5151 to schedule an appointment.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. You are urged to vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) via the Internet, (2) by completing your proxy using the toll-free number listed on the proxy card or (3) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. For further details, see the section entitled “Voting Instructions” in this Proxy Statement and your proxy card or the email you received for electronic delivery of this Proxy Statement. If you have Internet access, we encourage you to record your vote via the Internet, as it is convenient and saves us significant postage and processing costs.

By Order of the Board of Directors,

Damian Olthoff

Corporate Secretary

Houston, Texas

April 27, 2012

PROS Holdings, Inc.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2012

General

The enclosed proxy is solicited on behalf of the Board of Directors of PROS Holdings, Inc. (Board of Directors) for use at the Annual Meeting of Stockholders (Annual Meeting) to be held June 7, 2012 at 8:00 a.m., local time, at 3100 Main Street 2nd Floor, Houston, Texas 77002, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 16, 2012 (Record Date) are entitled to notice of and to vote at the meeting.

These proxy solicitation materials and our Annual Report to Stockholders for the year ended December 31, 2011 (2011 Annual Report), including financial statements, were first mailed or made available on or about April 30, 2012 to stockholders entitled to vote at the meeting. References in this Proxy Statement to the “Company,” “we,” “our,” and “us” refer to PROS Holdings, Inc. and its consolidated subsidiaries.

The purposes of the meeting are:

1.	To elect two (2) Class II directors to the Board of Directors, each to serve for a three-year term until the Annual Meeting to be held in the year 2015;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To conduct an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record date and shares outstanding

Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting. As of that date 27,336,109 shares of common stock, par value $.001, of the Company (Common Stock) were outstanding. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by such stockholder.

Vote required

If a quorum is present, a plurality vote of the holders of our Common Stock entitled to vote and present or represented at the meeting is required for the election of a director. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the ratification of the selection of our independent auditors and the advisory vote on executive compensation. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director. A properly executed proxy marked “abstain” with respect to any matter is considered entitled to vote, and thus, will have the effect of a vote against a matter, except for the election of directors.

Our bylaws provide that a majority of the outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Effect of not casting your vote

The New York Stock Exchange, or the NYSE, prohibits banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement).

Attending the Annual Meeting

The Annual Meeting will be held at 8:00 a.m., local time, on Thursday, June 7, 2012, at 3100 Main Street 2nd Floor, Houston, Texas 77002. When you arrive, signs will direct you to the meeting room. Please note that the doors to the meeting room will not be open until 8:00 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.

Revocability of proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	Filing with our Corporate Secretary at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at our headquarters located at 3100 Main Street, Suite 900, Houston, Texas 77002, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the meeting.

Electronic delivery of stockholder communications

We are pleased to take advantage of the U.S. Securities and Exchange Commission (SEC), rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice), instead of a paper copy of this Proxy Statement and our 2011 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.

Voting instructions

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by telephone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to record your vote via the Internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting.

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Vote by Internet. You can vote via the Internet. The website address for Internet voting is www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 6, 2012. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

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Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. Have your proxy card in hand when you call and then follow the instructions. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on June 6, 2012. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

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Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

Householding matters

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary by writing to our principal office at 3100 Main Street Suite 900, Houston, Texas 77002. Upon written request, we will provide separate copies of this Proxy Statement to each stockholder at that address. In addition, stockholders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written request to our Corporate Secretary at the address stated above.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors consists of seven members, which is divided into three classes, each of whose members serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Ellen Keszler and William Russell have been nominated by the Board of Directors as Class II Directors, each to hold office until the Annual Meeting to be held in the year 2015 and until a successor has been duly elected and qualified or until the earlier of their death, resignation or removal.

The Board of Directors is also composed of two (2) Class III directors, whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2013, and three (3) Class I directors, whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2014.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Vote required

Election of a director requires the plurality vote of the holders of our Common Stock entitled to vote and present or represented at the meeting. Accordingly, the two nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock, will be elected as directors. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The NYSE broker discretionary rules prohibit banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

The name of and certain information regarding each Class II director is set forth below, together with information regarding our Class III and Class I directors remaining in office. The business address for each nominee for matters regarding PROS Holdings, Inc. is 3100 Main Street, Suite 900, Houston, TX 77002.

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:
Ellen Keszler — 2008	Director	2012	II
William Russell — 2008	Non-Executive Chairman of the Board	2012	II

Continuing Directors:
Andres D. Reiner — 2010	President and Chief Executive Officer	2013	III
Ronald F. Woestemeyer — 1985	Executive Vice-President, Strategic Business Planning and Director	2013	III
Greg B. Petersen — 2007	Director	2014	I
Timothy V. Williams—2007	Director	2014	I
Mariette M. Woestemeyer—1985	Director	2014	I

PROPOSAL TWO

The Audit Committee of our Board of Directors (Audit Committee) has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2012 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of us and our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

PricewaterhouseCoopers LLP has audited our financial statements annually since 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the meeting. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote and thus, will have the effect of a vote against a matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL THREE

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

As described in the “Compensation Discussion and Analysis” section of this proxy, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to manage our business to meet our long-term objectives. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 15) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2011 compensation of our executive officers.

This vote is advisory and therefore not binding on us, the Compensation Committee. The Compensation Committee values the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Stockholders should realize that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.

Vote required

The affirmative vote of a majority of the shares of PROS Holdings, Inc. Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for advisory approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the director nominees to be elected at the Annual Meeting, the directors, executive officers and key employees of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Annual Meeting.

Name	Age	Position
Directors and Executive Officers:
Andres D. Reiner	41	Chief Executive Officer, President and Director
Charles H. Murphy	67	Executive Vice President and Chief Financial Officer
Ronald F. Woestemeyer	66	Executive Vice-President, Strategic Business Planning and Director
Ellen Keszler (1)(3)	49	Director (Nominee)
Greg B. Petersen (1)(2)(3)	49	Director
William Russell (2)(3)	60	Director (Nominee)
Timothy V. Williams (1)(2)(3)	63	Director
Mariette M. Woestemeyer	60	Director
Other Key Employees:
Surain Adyanthaya	47	Senior Vice President, Travel Product Management
Neil Biehn	40	Vice President, Science and Research
Scott Cook	44	Controller
Ajay Damani	38	Vice President, Product Development
Doug Fuehne	43	Vice President, Strategic Consulting
Rob Glenn	46	General Manager, EMEA
Tim Girgenti	42	Chief Marketing Officer
Chris Jones	48	Chief Sales Officer
Pete Kiernan	65	Senior Vice President, Travel Professional Services
Oscar Moreno	39	Senior Vice President, Product Development
Damian Olthoff	37	General Counsel and Secretary
Julie Rich	58	Chief People Officer
John Salch	43	Vice President, Technology and Platform
Patrick Schneidau	34	Vice President, Product Marketing
Martin Simoncic	30	Vice President, Pricing Professional Services
Wagner Williams	33	Senior Vice President, Professional Services
Benson Yuen	51	Senior Vice President, Travel
Craig Zawada	41	Senior Vice President, Pricing Excellence

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Andres D. Reiner has served as a director and as our President and Chief Executive Officer since 2010. Mr. Reiner joined the Company in 1999, and prior to his appointment as President and Chief Executive Officer, held a series of positions with successively increasing responsibility, including Senior Vice President of Product Development and most recently Executive Vice President of Product and Marketing. In this most recent role, he was responsible for global marketing and alliances, product management, science research, and development of our next generation software products. Mr. Reiner was also instrumental in our European growth and the expansion of the Company’s sales and marketing efforts worldwide. Prior to joining us, Mr. Reiner held various technical and management positions in technology companies including Platinum Technology, ADAC Healthcare Information Systems, and Kinesix. Mr. Reiner holds a Bachelor of Science in Computer Science with a minor in Mathematics from the University of Houston. Mr. Reiner has familiarity with all of the Company’s key operations and has leadership, management and operating experience. In addition, Mr. Reiner has in depth experience in the development of our products, services and the markets in which we compete.

Charles H. Murphy joined the Company in 1998 and has served as our Executive Vice President and Chief Financial Officer since March 2001. Prior to joining the Company, Mr. Murphy held chief financial officer positions with Expert Software, a publicly traded software company, Merchant International, a software company, and Packaging Machinery Company, a publicly traded manufacturer of packaging machinery. Mr. Murphy holds a Bachelor of Science degree from Bentley College.

Ronald F. Woestemeyer co-founded the Company in 1985 with his wife, Mariette Woestemeyer, and has served as a director since our founding, and has served as Executive Vice President, Strategic Business Planning since 1997. From 1985 to 1997, Mr. Woestemeyer served as our Chief Executive Officer. Mr. Woestemeyer holds a Bachelor of Business Administration degree from the University of Houston. As co-founder of the Company, Mr. Woestemeyer brings continuity and direct relevant industry experience to the Board of Directors, and has unique familiarity with our business, structure, culture, history, goals, strategies and markets.

Ellen Keszler has served as a director since 2008. Mrs. Keszler currently serves as president and chief executive officer of Clear Sky Associates, a management and strategy consulting firm focused on the technology and travel industries. Previously, Mrs. Keszler served as president of Travelocity Business from 2003 to 2007, a technology-focused corporate travel management company. From 2000 to 2003, Mrs. Keszler served as senior vice president—North American Division of Sabre Travel Network, a travel technology and services business. From 1987 to 2000, Mrs. Keszler held various finance roles at Sabre Holdings, American Airlines and JCPenney. Mrs. Keszler sits on the board of directors of Farelogix, a travel distribution technology company, and Sojern, a travel marketing company, and also serves on advisory boards for TRAXO and ZoomAndGo. Mrs. Keszler holds a Bachelor of Science degree in Civil Engineering from Texas A&M University and a Master of Business Administration from the University of Texas at Austin. Mrs. Keszler has extensive business and leadership experience, with experience in managing financial reporting, sales, operations, strategy, marketing and advertising. Mrs. Keszler also has expertise in travel and travel technology industries.

Greg B. Petersen has served as a director since 2007. Mr. Petersen is currently a private investor with Texas Capital Advisors LLC. From 2011-2012, Mr. Petersen was the executive vice president of operations and chief financial officer of CBG Holdings, Inc. From 2008 to 2010, Mr. Petersen was the executive vice president and chief financial officer of Lombardi Software, Inc., a business process management software provider, which was sold to IBM. From 2007 to 2008, Mr. Petersen was President of Texas Capital Advisors LLC. From 2001-2007, Mr. Petersen served as executive vice president and chief financial officer of Activant Solutions, a provider of business management solutions to retail and wholesale distribution businesses. Prior to that, Mr. Petersen served in finance and treasury roles with Trilogy Software (a provider of enterprise software and business services), in planning and development roles with RailTex (a short-line and regional rail service provider), and in finance and strategy roles at American Airlines. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University. Mr. Petersen has business and leadership experience in software companies, merger and acquisition experience, and extensive accounting and risk management knowledge.

William Russell has served as a director since 2008 and also serves as the non-executive chairman of the Board of Directors. Mr. Russell has served in a number of senior-level roles in his more than 20 years at Hewlett-Packard, including vice president and general manager of the multi-billion-dollar Enterprise Systems Group. Mr. Russell serves on the board of directors of SABA Software, Inc. and several privately held companies. Mr. Russell has served in a variety of roles on both public and private technology company boards and previously served on the boards of webMethods and Cognos. Mr. Russell holds a Bachelor of Science in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD. As a result of leading Hewlett-Packard’s substantial software business, Mr. Russell has broad knowledge of large-scale software operations, including sales, marketing, development, finance, strategic planning and leadership.

Timothy V. Williams has served as a director since 2007. Mr. Williams most recently served as senior vice president and chief financial officer of Blackbaud, Inc., a publicly-traded provider of software and services to non-profit organizations, from January 2001 until his retirement in November 2011. Mr. Williams also serves on the board of directors and as the chairman of the audit committee, of Halogen Software, Inc., a provider of talent management software and services; he was appointed to the board in March 2011. Mr. Williams previously served as executive vice president and chief financial officer of both Mynd (now a subsidiary of Computer Sciences Corporation), a provider of software and services to the insurance industry and Holiday Inn. Mr. Williams holds a Bachelor of Arts in business from the University of Northern Iowa. Mr. Williams has extensive financial, business, management and public software company expertise. Through his experience as a chief financial officer, including with another software and services firm, Mr. Williams’ brings to the Board of Directors extensive knowledge of accounting, risk management, general management of software companies, and public company reporting requirements and processes.

Mariette M. Woestemeyer co-founded the Company in 1985 with her husband, Mr. Woestemeyer, and has served as a director since our founding. Mrs. Woestemeyer was the chief financial officer of Metro Networks, a broadcasting company, from 1983 to 1985 and held various financial roles with Continental Airlines and its predecessor, Texas International Airlines, prior to 1983. Mrs. Woestemeyer holds a Bachelor of Business Administration degree and a Master of Business Administration from the University of Houston. As co-founder of the Company, Mrs. Woestemeyer brings continuity and history of current and past management and direct relevant industry experience. Mrs. Woestemeyer also has familiarity with all of the Company’s key operations from serving as our director since 1985. Mrs. Woestemeyer also has experience as our Chief Financial Officer for many years and related operational expertise.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Audit Committee

The current members of our Audit Committee are Messrs. Petersen and Williams and Mrs. Keszler. Our Board of Directors has determined that each member meets the independence requirements of the NYSE listing standards and Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (Exchange Act), and that each qualify as an Audit Committee financial expert within the meaning of the SEC regulations and the rules of the NYSE. In arriving at this determination, the Board of Directors has examined each member’s scope of experience and the nature of their employment in the corporate finance sector.

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Primary responsibilities of our Audit Committee include:

•	reviewing and providing oversight over the qualification, independence and performance of our independent auditor and determining whether to retain or terminate its services;

•	approving the terms of engagement of our independent auditor and pre-approving the engagement of our independent auditor to perform permissible non-audit services;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports;

•	reviewing with management and our independent auditor matters that have a significant impact on our financial statements;

•	conferring with management and our independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions.

Our Audit Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. A printed copy of our Audit Committee charter may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2011, the Audit Committee held four in-person meetings and five telephonic meetings. The report of the Audit Committee begins on page 29.

Compensation Committee

The current members of our Compensation Committee are Messrs. Petersen, Russell and Williams. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (IRS Code). Our Board of Directors has determined that each member of our Compensation Committee meets the independence requirements of the NYSE listing standards and federal securities laws.

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation and benefits for our executive officers and directors. Primary responsibilities of our Compensation Committee include:

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determining and reviewing all forms of compensation for our executive officers and directors, including, among other things, annual salaries, bonuses, equity awards, severance arrangements, change in control protections and other compensatory arrangements;

•	reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	administering our equity incentive plans and granting awards of options and other share-based awards to our executive officers, directors and employees;

•	reviewing our compensation discussion and analysis and Compensation Committee report required by the rules of the SEC; and

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evaluating and recommending to our Board of Directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs.

Our Compensation Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. A printed copy of our Compensation Committee charter may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2011, the Compensation Committee held two in-person meetings and three telephonic meetings. The report of the Compensation Committee begins on page 15.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Petersen, Russell and Williams and Mrs. Keszler. The Board of Directors has determined that each member meets the independence requirements of the NYSE listing standards and federal securities laws. Primary responsibilities of our Nominating and Governance Committee include:

•	identifying, evaluating and recommending to our Board of Directors candidates to serve as members of our Board of Directors and considering the nomination of our incumbent directors for reelection;

•	evaluating stockholder nominations of candidates for election to our Board of Directors;

•	reviewing our general policy relating to selection of director candidates and members of committees of our Board of Directors, including an assessment of the performance of our Board of Directors; and

•	reviewing and making recommendations to our Board of Directors regarding corporate governance principles.

Our Nominating and Governance Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. A printed copy of our Nominating and Governance Committee charter may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2011, the Nominating and Governance Committee held three in-person meetings.

CORPORATE GOVERNANCE MATTERS

Independence of directors

The Board of Directors has adopted categorical standards or guidelines to assist our Board of Directors in making its independence determinations with respect to each director. These standards are published in our Corporate Governance Guidelines and are available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. The Board of Directors has determined that the following directors are independent within the meaning of the NYSE listing standards and federal securities laws: Messrs. Petersen, Russell and Williams and Mrs. Keszler. As part of such determination of independence, our Board of Directors has affirmatively determined that none of these four directors has a relationship with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. A majority of our Board of Directors is independent, and our Audit Committee, Compensation Committee and Nominating and Governance Committee is comprised of all independent directors.

Meeting attendance

During 2011, our Board of Directors held five meetings, the Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating and Governance Committee held three meetings. The incumbent directors attended each meeting of our Board of Directors, and the committees on which he or she served during 2011. The Board of Directors encourages all directors to attend annual meetings of the stockholders. All directors attended the 2011 meeting of the stockholders.

Director Nomination

The Nominating and Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board of Directors and the selection of new directors to serve on our Board of Directors. In addition, the Nominating and Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. Although the Nominating and Governance Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include, but are not limited to, business experience, mature judgment, personal and professional ethics, and integrity. The Company does not have a formal policy with respect to consideration of diversity in identifying director nominees; however, in the process of selecting a director nominee, the Nominating and Governance Committee assesses backgrounds and expected contributions of the individuals to the Board of Directors. These and other standards are published in our Corporate Governance Guidelines and are available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.

Our bylaws permit any stockholder of record to nominate directors. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described on page 31. The Nominating and Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors.

The Board of Directors is currently led by a non-executive chairman, who is an independent director. The Board of Directors’ current preferred governance structure is to have an independent director serve as chairman. We believe the current structure provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company. We believe that our current structure helps ensure independent oversight over the Company, while allowing the Chief Executive Officer to focus his energies on management of the Company.

The Board of Directors recognizes that there is no single, generally accepted approach to providing board leadership, and the board leadership structure may vary in the future as circumstances warrant. If the Board of Directors determines it is in the best interests of our stockholders to combine the positions of chairman and Chief Executive Officer, the independent directors will designate a lead independent director.

The chairman oversees the planning of the annual Board of Directors’ calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussion at such meetings. The chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, sees that directors receive appropriate and timely information, assists the chairmen of the Board of Directors committees in preparing agendas for the respective committee meetings, chairs our annual meetings of stockholders, is available in appropriate circumstances to speak on behalf of the Board of Directors, and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board of Directors from time to time. The chairman also encourages direct dialogue between all directors and management and provides leadership to the board of director in its oversight function.

Executive sessions

Executive sessions, which are meetings of the non-employee members of the Board of Directors, are regularly scheduled throughout the year. Non-Employee Directors meet by themselves, without management or employee-directors present, at every regularly scheduled in-person Board of Directors meeting. Non-Employee Directors and independent directors may hold other such sessions at the request of any non-employee director or independent director. Non-employee and independent directors shall notify the non-executive chairman of the board if they would like to hold such a session, and the non-executive chairman of the board will facilitate the scheduling of such a session. Executive sessions (whether of the Non-Employee Directors or independent directors) will be led by non-executive chairman of the board.

The Board’s role in risk oversight

The Board of Directors oversees the Company’s risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board of Directors on a periodic basis. Although the full Board of Directors is responsible for this oversight function, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee assist the Board of Directors in discharging its oversight duties.

The Compensation Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with the Company’s compensation programs. The Nominating and Governance Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the Audit Committee considers risks related to the subject matters enumerated in its charter, including risks relating to internal controls, disclosure, and financial reporting.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board of Directors in the manner outlined above, the Board of Directors itself remains responsible for the oversight of the Company’s risk management program.

Compensation committee interlocks and insider participation

No member of our Compensation Committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any another entity.

Corporate governance guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board of Directors follows, including, but not limited to, the Board of Directors and committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A printed copy of our Corporate Governance Guidelines may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. A copy of our Corporate Governance Guidelines is also available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.

Code of business conduct and code of ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. We will provide copies of our Code of Business Conduct and Ethics without charge upon request. A printed copy of our Code of Business Conduct and Ethics may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. Our Code of Business Conduct and Ethics is also available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at 3100 Main Street, Suite 900, Houston, TX 77002. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

Communications that are intended specifically for the non-executive chairman of the Board of Directors should be sent to the street address noted above, to the attention of the non-executive chairman of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below.

Relationship with management, founders and investors

Ownership. Ronald F. Woestemeyer, our executive vice president, member of the Board of Directors and one of our founders, and Mariette Woestemeyer, who is married to Mr. Woestemeyer and also serves on our Board of Directors, each hold more than 5% of our Common Stock.

Indemnification agreements. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

Employment arrangements. We have entered into employment agreements with each of Messrs. Reiner, Murphy and Woestemeyer, our executive officers, which address, among other things, the terms of their employment, such as base salary, severance payments and payment on a change in control.

Procedures for related party transactions

Under our Code of Business Conduct and Ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding Common Stock as of the date indicated in the corresponding footnote;

•	each director and director nominee;

•	each of the persons named in the Summary Compensation table; and

•	all directors and named executive officers (NEOs) as a group.

Applicable percentage of ownership is based on 27,336,109 shares of our Common Stock outstanding as of the Record Date, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined under the rules and regulations of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power. It also includes shares of Common Stock that the stockholder has a right to acquire within 60 days of the Record Date through the exercise of any option or other right.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage
Andres D. Reiner (2)	418,564	1.5%
Charles H. Murphy (3)	465,818	1.7%
Ronald F. Woestemeyer (4)	4,345,543	15.8%
Ellen Keszler (5)	57,500	*
Greg B. Petersen (6)	67,500	*
William Russell	61,000	*
Timothy V. Williams (7)	67,500	*
Mariette M. Woestemeyer (4)	4,345,543	15.8%
Brown Capital Management, Inc. (8)	4,447,605	16.2%
The TCW Group, Inc. (9)	2,659,776	9.7%
Massachusetts Financial Services Company (10)	688,135	2.5%

*	Represents less than 1% of the outstanding shares of Common Stock.
(1)	Includes shares held and stock options, restricted stock units and stock appreciation rights exercisable within 60 days of the Record Date.
(2)	Includes 295,780 shares issuable pursuant to stock options and stock appreciation rights that are immediately exercisable or exercisable within 60 days of the Record Date. Also includes 8,750 shares issuable pursuant to restricted stock units that will vest within 60 days of the Record Date.
(3)	Includes 182,998 shares issuable pursuant to stock options and stock appreciation rights that are immediately exercisable or exercisable within 60 days of the Record Date. Also includes 56,250 shares issuable pursuant to restricted stock units that will vest within 60 days of the Record Date, and 17,000 shares held by Mr. Murphy’s wife, Emily L. Murphy.

(4)	Includes 4,315,543 shares held by various trusts for the benefit of certain family members. Also includes 30,000 shares issuable pursuant to stock options held by Mrs. Woestemeyer that are immediately exercisable.
(5)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.
(6)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.
(7)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.
(8)	Information regarding Brown Capital Management, Inc. is based solely upon a Schedule 13G/A filed by Brown Capital Management, Inc. with the SEC on February 9, 2012, which indicates that Brown Capital Management, Inc. or certain of its affiliates beneficially owned 4,447,605 shares of our Common Stock as of December 31, 2011, and they had (a) sole voting power to direct the vote of 2,456,337 shares of our Common Stock and (b) sole dispositive power with respect to 4,447,605 shares of our Common Stock. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, MD 21202.
(9)	Information regarding TCW Group, Inc. is based solely upon a Schedule 13G filed by TCW Group, Inc. on behalf of the TCW Business Unit with the SEC on February 9, 2012, which indicates that TCW Group, Inc. or certain of its affiliates beneficially owned 2,659,776 shares of our Common Stock as of December 31, 2011 and that they had (a) sole voting power to direct the vote of 2,472,329 shares of our Common Stock and (b) sole dispositive power with respect to 2,659,776 shares of our Common Stock. The address of TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.
(10)	Information regarding Massachusetts Financial Services Company is based solely upon a Schedule 13G filed by Massachusetts Financial Services Company with the SEC on January 24, 2012, which indicates that Massachusetts Financial Services Company or certain of its affiliates beneficially owned 688,135 shares of our Common Stock as of December 31, 2011, and that they had (a) sole voting power to direct the vote of 646,665 shares of our Common Stock and (b) sole dispositive power with respect to 688,135 shares of our Common Stock. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires each of our directors and named executive officers, among others, to file with the SEC an initial report of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during 2011, all of our NEOs and directors filed the required reports on a timely basis under Section 16(a), except for a late Form 4 report filed by Timothy V. Williams, Mariette M. Woestemeyer, William Russell, Ellen Keszler and Greg B. Petersen on November 17, 2011 to report the grant of equity awards by PROS Holdings, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below.

Compensation philosophy and objectives

Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation programs are designed to motivate our NEOs to achieve or exceed corporate goals that enhance stockholder value and enable us to attract and retain key employees. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:

•	attract, motivate and retain talented and experienced executives in the pricing and revenue optimization software market;

•	provide a compensation package that is weighted heavily towards performance-based pay;

•	align the interests of our NEOs and stockholders by motivating NEOs to improve Company financial performance and create and preserve stockholder value;

•	foster a meritocracy by rewarding superior executive performance; and

•	compensate our executives to manage our business to meet our long-term objectives.

Our Compensation Committee sets corporate performance targets for our executives. Executives have substantial portions of their total compensation at risk, contingent on our meeting corporate performance goals. We also believe that our equity incentive program is an important retention tool for our NEOs. We believe these equity awards are beneficial in aligning management and stockholder interests, and consequently increasing stockholder value.

Our Compensation Committee

The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our named executive officers, lies with our Compensation Committee, which consists entirely of Non-Employee Directors. Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•

solicited recommendations from an independent executive compensation consultant to evaluate our executive compensation practices and assisted in developing and implementing the executive compensation programs;

•

established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer independent of input from him; and

•

established a policy, in accordance with the rules of the NYSE, to review on an annual basis the performance of our other executive officers with assistance from our Chief Executive Officer and determined what we believe to be appropriate total compensation for these executive officers.

In making its decisions regarding executive compensation, the Committee considers input from the Chief Executive Officer and the Chief Financial Officer, but meets outside the presence of executive officers when making final decisions about each executive officer. The Chief Executive Officer is periodically present during portions of these deliberations that relate to the compensation for other executive officers.

Our Executive compensation consultant

The Compensation Committee engaged the compensation consulting firm Compensia, Inc. (Compensia) to advise the Committee on 2011 executive compensation matters due to the breadth and depth of Compensia’s experience with executive compensation matters and its particular expertise in the software industry. Compensia provided the following services on behalf of the Compensation Committee during fiscal year 2011:

•	reviewed and provided recommendations on the composition of our peer group of companies, and provided compensation data relating to executives at the companies in the peer group;

•	conducted a comprehensive review of the total compensation arrangements for all of our named executive officers;

•	provided recommendations to the committee regarding our named executive officers’ compensation packages;

•	assisted with executive equity program design, including an analysis of equity mix, aggregate share usage and target grant levels; and

•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

The Compensation Committee is satisfied with the qualifications, performance and independence of Compensia. Other than providing limited guidance to our human resources department regarding equity compensation models for non-executive employees as authorized by the chairman of the Compensation Committee, Compensia does not provide any other services to us. We pay the cost for Compensia’s services as negotiated with the Compensation Committee.

Peer group

To assist the Compensation Committee in its deliberations on executive compensation, Compensia collected and analyzed data using the Compensation Committee’s criteria to provide recommendations on the composition of our “peer group of companies.” The criteria used to establish our peer group of companies included business intelligence software application companies, publicly-traded companies with headquarters in the United States, companies with revenue of $30 million to $275 million, and companies with a market capitalization to revenue ratio in excess of 2.0x. Based on the recommendations provided, the Compensation Committee established the following companies as our full peer group for 2011:

Actuate	Comscore
Convio	Cornerstone Ondemand Software
DemandTec	Keynote Systems
Intralinks Holdings	Netsuite
Pervasive Software	Qlik Technologies
Rightnow Technologies	Sciquest
SPS Commerce	Successfactors
Taleo	Ultimate Software Group

Compensia then prepared a compensation analysis compiled from data gathered from publicly available information regarding the companies that the Compensation Committee had selected as members of our peer group and information. The Compensation Committee used this data to compare the compensation of our NEOs to similarly positioned persons within the peer group and to determine the relative compensation for each NEO position, based on direct, quantitative comparisons of pay levels.

The Compensation Committee will continue to review and update our peer group, as necessary, to ensure that the comparisons are meaningful.

Stockholder say-on-pay votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s annual meeting of stockholders held in June 2011, over 90% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. We believe this strong showing affirms stockholders’ support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the NEOs.

Process for setting and awarding executive compensation

Our Compensation Committee considers a broad range of facts and circumstances is considered in setting executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, are recommendations from Compensia, advice from our Chief Executive Officer, general economic and market conditions, our financial condition and operating results, our operating plan, our geographic location and the objectives of our executive compensation policies described above. The weight given each factor differs from year to year and may differ among individual NEOs in any given year. In 2011, our Compensation Committee did not prescribe individualized objectives or performance criteria by which to evaluate our NEOs’ performance or contribution to specific items of corporate performance. The Compensation Committee considered the NEOs individual performances in 2011 and earlier years as representative of their continuing ability to perform the functions and to fulfill the responsibilities of their respective positions.

Our Compensation Committee establishes executive compensation programs that the Compensation Committee believes, based on the members’ experience, is the most appropriate to achieve the goals described above. Our Compensation Committee will continue to evaluate our executive compensation programs on a quantitative and qualitative basis on at least a yearly basis or as circumstances dictate. Our Compensation Committee expects to make new awards and adjustments to our executive compensation programs as appropriate.

All stock appreciation rights, restricted stock units and other share-based awards are approved by our Compensation Committee. For share-based grants to employees who are not NEOs, the Compensation Committee may delegate to the Chief Executive Officer the authority to make share-based awards within certain limitations on aggregate grants and specific award terms. In 2011, the Compensation Committee determined the size of annual awards based upon the Committee’s subjective assessment of the incentive value of the NEOs’ respective total equity interests relative to their roles in the Company and their levels of vested and unvested shares. Share-based awards are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our Common Stock on the date of grant.

Policy on recovery of bonus in event of financial restatement

In 2008, the Board of Directors adopted a “clawback” policy that permits the Board to consider and make a decision in its sole discretion to recover, under applicable law, any incentive bonuses awarded to NEOs whose fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of incentive bonuses.

Components of executive compensation

Base salaries

We use base salaries primarily to compensate and retain our executives for their services. Base salaries for our executive officers are reviewed on an annual basis. In February 2011, the Compensation Committee reviewed the responsibilities and performance of Messrs. Reiner, Murphy and Woestemeyer, their tenure with us, their existing compensation packages and their expected contributions and responsibilities for 2011. Based on this review and in light of Mr. Reiner’s appointment in late 2010 as our Chief Executive Officer and President, the Compensation Committee increased Mr. Reiner’s base salary to $325,000 for 2011. The Compensation Committee elected not to increase the base salaries for Messrs. Murphy and Woestemeyer for 2011. For 2011, the base salaries for Messrs. Murphy and Woestemeyer were $300,000 and $233,750, respectively, and were unchanged from their 2010 base salaries.

Cash incentives

We have a cash incentive plan for our NEOs under which cash incentive payments may be made after the end of each year based on our performance against our corporate objectives for the year. In addition to the NEOs performance against our corporate objectives, the cash incentive plan has a discretionary component. Cash incentive payments provide executive officers with a bonus opportunity if certain financial performance goals are achieved. The cash incentive program is intended to reward NEOs upon the achievement of fiscal year financial performance goals, with some limited discretion available for individual performance. Each component of this cash incentive plan is independent of the other components and has minimum target and maximum target levels.

Cash incentive payments are generally paid in the first quarter following completion of a given year. Our Compensation Committee does not have the discretion to increase the performance component targets or decrease the incentive payment amounts to any of our NEOs. The Compensation Committee does have the discretion to lower the performance component targets and/or increase the incentive payment amounts under this cash incentive plan, however, the Compensation Committee traditionally has not exercised this discretion nor did it do so in 2011.

The target incentive payment amounts are payable under this cash incentive plan if we hit our target levels for each component. Actual results between the minimum, target and the maximum goal levels are pro-rated. The discretionary component is determined by the Compensation Committee on an annual basis at the end of the Company’s fiscal year. We use our cash incentive plan to align our executive’s performance with our financial results and to motivate our executives to achieve annual goals.

2011 Named Executive Officer Plan. In February 2011, our Compensation Committee approved our 2011 Named Executive Officer Plan (2011 NEO Plan). The 2011 NEO Plan set target incentive payment amounts based upon three components: (i) revenue, (ii) non-generally accepted accounting principles (non-GAAP) operating income, and (iii) discretionary. The weighting of the components as they relate to potential incentive payments is set forth in the following table:

Component	Weighting of component as a % of bonus payment
Revenue	60.0%
Non–GAAP operating income (1)	30.0%
Discretionary	10.0%

(1)	Non-GAAP operating income represents operating income calculated under generally accepted accounting principles in the United States (GAAP), less share-based compensation expense calculated under GAAP, and such other items that are reported by the Company as non-GAAP items.

The revenue and non-GAAP operating income components of the 2011 NEO Plan were set by the Compensation Committee and those components were measured at the end of 2011 against actual financial results. The discretionary component was determined by the Compensation Committee at the end of the Company’s fiscal year, and authorized the payments under the 2011 NEO Plan in 2012.

The potential payouts under the 2011 NEO Plan were based on our performance as a Company within a range of each component’s target. No incentive payment was to be earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The ranges, target, and actual results for each component are set forth in the following table:

Component	Target Minimum (in millions)	At Target (in millions)	Target Maximum (in millions)	Actual Results (in millions)
Revenue	$84.6	$94	$98.7	$96.6
Non-GAAP operating income(1)	$10.2	$11.3	$12.4	$15.4

(1)	Non-GAAP operating income represents operating income calculated under generally accepted accounting principles in the United States (GAAP), less share-based compensation expense calculated under GAAP, and such other items that are reported by the Company as non-GAAP items.

The incentive payment as a percentage of the base salary of each named executive officer set by the Compensation Committee, as well as the actual payout in 2011 are forth in the following table:

Executive Officer	Target Minimum	At Target	At Target Maximum	Actual Payout
Andres D. Reiner	45%	90%	180%	156.3%
Charles H. Murphy	40%	80%	120%	109.5%
Ronald F. Woestemeyer	22.5%	45%	67.5%	61.6%

Executive compensation activities in 2012. In February 2012, our Compensation Committee approved our 2012 Named Executive Officer Plan (2012 NEO Plan). The 2012 NEO Plan set targets incentive payment amounts based upon the components from the 2011 NEO Plan (revenue, non-GAAP operating income, and discretionary), and added a fourth component-estimated 2013 backlog. This new component was added by the Compensation Committee to have a component of NEO compensation specifically tied to 2012 results which enhance our future financial performance and value. The weighting of the components is set forth in the following table:

Component	Weighting of component as a % of bonus payment
Revenue	50%
Non–GAAP operating income(1)	20%
Estimated 2013 Backlog(2)	20%
Discretionary	10%

(1)	Non-GAAP operating income represents operating income calculated under generally accepted accounting principles in the United States (GAAP), less share-based compensation expense calculated under GAAP, and such other items that are reported by the Company as non-GAAP items.
(2)	Estimated 2013 backlog is derived from agreements that we believe to be firm commitments to provide software solutions and related services during calendar 2013.

For the 2012 NEO Plan, the Compensation Committee set the amount of each incentive payment as a percentage of the base salary of each NEO as set forth in the following table:

Executive officer	At Target Threshold	At Target	At Target Maximum
Andres D. Reiner	50%	100%	200%
Charles H. Murphy	40%	80%	120%
Ronald F. Woestemeyer	22.5%	45%	67.5%

Equity awards

Our base salary and cash incentive plan are intended to compensate and motivate for the short-term. The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the NEOs, and serve to motivate NEOs to make decisions that will, in the long run, deliver the best returns to stockholders. In the past, our Compensation Committee has granted stock options, restricted stock units and stock appreciation rights. In 2012, the Compensation Committee also granted performance awards to more closely link stockholder return to executive compensation.

The Company provides equity awards under its 2007 Equity Incentive Plan (2007 Plan). Under the 2007 Plan, the Company may provide incentives through the grant of: (i) restricted stock awards; (ii) restricted stock unit awards; (iii) stock options; (iv) stock appreciation rights; (v) performance awards. As of December 31, 2011, there has not been any issuance of restricted stock awards or performance awards under the 2007 Plan. The Company does not apply mandatory holding periods with respect to stock acquired upon exercise of stock options or stock appreciation rights or vesting of restricted stock units.

The Compensation Committee believes that the use of equity awards offers the best approach to achieve our compensation goals with respect to long-term incentives and currently provides tax and other advantages to our NEOs relative to other forms of equity compensation. As of December 31, 2011, we have granted stock options, restricted stock units and stock appreciation rights since we believe that these types of equity awards are competitive in our industry and are best understood by our executive officers.

The Compensation Committee believed it was in our best interests to provide additional equity awards to our NEOs to incentivize them and to provide additional retention value.

1999 Equity Incentive Plan. Our 1999 Equity Incentive Plan (1999 Plan) authorized us to grant options to purchase shares of Common Stock to our employees, directors and consultants at our discretion. Our 1999 Plan was terminated in March 2007 for purposes of granting any future equity awards. There were issued and outstanding stock options to purchase 55,000 shares of our Common Stock under this plan on December 31, 2011.

2007 Equity Incentive Plan. Our 2007 Plan was adopted in March 2007. The purpose of the 2007 Plan is to promote our long-term growth and profitability. The 2007 Plan is intended to make available incentives that will help us to attract, retain and reward employees whose contributions are essential to our success. Under the 2007 Plan, our employees, officers, directors and other individuals providing services to us or any our affiliates are eligible to receive awards. The 2007 Plan has an evergreen provision that allows for an annual increase equal to the lesser of (i) 3.5% of our outstanding shares (ii) 900,000 shares or (iii) any lesser amount determined by the Compensation Committee of the Board of Directors. We may provide these incentives through the grant of: (i) restricted stock awards; (ii) restricted stock unit awards; (iii) stock options; (iv) stock appreciation rights; and (v) performance awards.

In February 2011, we increased the number of shares available to grant by 900,000 under the evergreen provision in our 2007 Plan increasing the number shares reserved for issuance to 5,468,000. In February 2012, we increased the number of shares available to grant by 900,000 under the evergreen provision in our 2007 Plan, increasing the number shares reserved for issuance to 6,368,000. As of the Record Date, a total of 2,097,560 shares of our Common Stock had been issued under the 2007 Plan, equity awards to acquire 3,604,000 shares of our Common Stock remained outstanding under the 2007 Plan, and 665,837 shares were available for the future grant of equity awards under the 2007 Plan.

Stock options. Our 2007 Plan permits the granting of options to purchase shares of our Common Stock intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code, and nonqualified stock options. The option exercise price and the term of each option are determined by the Compensation Committee. The Compensation Committee also determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The Compensation Committee, as plan administrator, can determine vesting for grants which generally expire ten years after the date of the grant.

Stock appreciation rights. The Compensation Committee may grant a right to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

Restricted stock awards. The Compensation Committee may award shares of our Common Stock to participants at no cost or for a purchase price. These restricted stock awards may be subject to restrictions or may be free from any restrictions under our 2007 Plan. The purchase price of the shares, if any, and any applicable restrictions, are determined by the Compensation Committee.

Restricted stock units. The Compensation Committee may award restricted stock units that are settled in shares of our Common Stock. These restricted stock units may be subject to restrictions or may be free from any restrictions under our 2007 Plan.

Performance awards. The Compensation Committee may grant performance awards to participants entitling the participants to receive cash, shares of our Common Stock or a combination of both, upon the achievement of performance goals and other conditions determined by the Compensation Committee. The performance goals may be based on our operating income or on one or more other business criteria selected by the Compensation Committee.

In the event of any stock split, stock dividend or similar transaction, the shares subject to the 2007 Plan and any outstanding awards will automatically be adjusted. The 2007 Plan will continue in effect until the tenth anniversary of its approval by our Board of Directors, unless earlier terminated earlier. The Compensation Committee may amend, terminate or modify the plan at any time.

Other compensation

Benefits. We provide our executive officers the following benefits, generally on the same terms as we provide our other employees.

•	health, dental, travel, accident insurance and vision;

•	life insurance;

•	employee assistance plan;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan;

•	paid time off and vacations;

•	sick days; and

•	tuition reimbursement.

We believe these benefits are consistent with companies with which we compete for employees.

401(k) Plan. We provide a tax-qualified employee savings and retirement plan (401(k) plan) intended to qualify under Section 401(a) of the Internal Revenue Code. Contributions, and income earned thereon, are not taxable to employees until withdrawn. Under this plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the plan. This plan also permits us to make matching contributions to the plan on behalf of participants. Historically, the Company’s matching contribution is defined as 50% of the first 6% of employee contributions. The Company may also make discretionary contributions. In 2011, we matched 50% of each employee’s contribution up to 6% of the employee’s eligible income contributed to our 401(k) plan.

Ownership guidelines and policies

As part of our overall corporate governance and compensation practices, our Board of Directors adopted stock ownership guidelines for our NEOs and directors. These guidelines are designed to align our named executive officers’ interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking. The guidelines currently state that each executive is required to hold at least $100,000 worth of our stock while serving as an NEO. Share units or unexercised options held by a named executive officer under any of our equity incentive plans are included in calculating the value of ownership to determine whether this minimum ownership requirement has been meet. The guidelines also state that each non-employee director is required to hold at least $100,000 worth of our stock while serving as a director. Directors appointed after our initial public offering have five years to attain this ownership threshold. Shares, units or unexercised options held by a named executive officer or director under either of our equity incentive plans are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met. As of December 31, 2011, each of our NEOs and directors were in compliance with the applicable guidelines.

Our Board of Directors may evaluate whether exceptions should be made in the case of any covered person who, due to his or her unique financial circumstances, would incur a hardship by complying with these guidelines. No such exceptions were granted or in place in fiscal year 2011.

Severance compensation and termination protection

We generally provide our NEOs with severance packages if they are terminated without cause (as defined in their employment or severance agreements) or for good reason (as defined in their employment or severance agreements) in order to attract and retain them. The amount of severance benefits is described below, and in more detail elsewhere in the section titled “—Potential Payments Upon Termination or Change of Control.” The Compensation Committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our NEOs to maintain focus on both daily and long-term efforts.

Our severance compensation provisions are designed to meet the following objectives:

•

Change in Control: As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide a component of severance compensation if an executive is terminated as a result of a change of control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•

Termination Without Cause or For Good Reason: If we terminate the employment one of our NEOs “without cause” or one of our NEOs resigns for “good reason,” each as defined in the applicable agreement, we are obligated to make certain payments based on the executive’s then-effective base salary. We believe this is appropriate because the terminated executive is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event, to avoid disruptive conflicts and provide us with more flexibility to make a change in management if such a change is in our and our stockholders’ best interests.

Andres D. Reiner. On February 28, 2011, we entered into an employment agreement with Andres Reiner, our Chief Executive Officer and President. Mr. Reiner’s agreement calls for the payment of $325,000 in annual base salary, subject to increases approved by our Compensation Committee. Mr. Reiner is entitled to participate in our employee bonus plans. In the event Mr. Reiner’s employment with us is terminated by him for good reason, or by us without cause, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for twelve months, and (iv) health benefits for the following twelve months. Alternatively, if Mr. Reiner’s employment is terminated by us without cause or if he resigns for good reason within six months prior to, or any time after, a change of control of the Company, he will receive (i) his full base salary each month for the following 18 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment in equal monthly installments, of an aggregate bonus equal to one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, and (iv) health benefits for the following eighteen months. Mr. Reiner is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

Charles H. Murphy. On March 24, 2009, we entered into an amended employment agreement with Mr. Murphy, our Executive Vice President and Chief Financial Officer. The base salary payable to Mr. Murphy is subject to periodic review by our Compensation Committee. In the event Mr. Murphy’s employment with us is terminated by him for good reason, or by us without cause, he will receive (i) 12 months of severance, (ii) up to 12 months of health benefits, (iii) any unpaid bonus earned prior to the termination relating to completed bonus periods preceding the date of termination, and (iv) the payment in equal monthly installments of an aggregate bonus equal to one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months, and (vi) health benefits for the following twelve months. Alternatively, if Mr. Murphy’s employment is terminated by us without cause or if he resigns for good reason within six months prior to, or any time after, a change of control of the Company, he will receive (i) his full base salary each month for the following 18 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment in equal monthly installments, of an aggregate bonus equal to one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, and (iv) health benefits for the following eighteen months. Mr. Murphy is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

Ronald F. Woestemeyer. In January 1999, we entered into an employment agreement with Mr. Woestemeyer, our Executive Vice President. This agreement was originally for a two-year term and automatically renews for one-year terms unless the Company decides not to renew. Under this agreement, Mr. Woestemeyer’s salary is subject to periodic review by our Compensation Committee. In the event Mr. Woestemeyer’s employment with us is terminated by us without cause as defined in his agreement, or we decide not to renew his agreement without giving him notice, he will receive 12 months of severance. If we decide not to renew this agreement and we provide 60-days notice of non-renewal to Mr. Woestemeyer, he is entitled to 10 months of severance. Mr. Woestemeyer is subject to non-competition and non-solicitation restrictions during the term of his employment and for the severance period following the termination of his employment.

Cause is defined in these employment agreements as a breach by our officer of his duties of confidentiality which causes a material harm to us, his conviction of, or a plea of guilty or no contest to, a felony or his failure to perform his duties after notice and a cure period. In addition, for Messrs. Reiner and Murphy, cause also includes an intentional wrongdoing by them that adversely affect us. Messrs. Reiner and Murphy can resign for “good reason” and be entitled to severance. “Good reason” is defined in their employment agreements as the assignment of duties to them that are substantially inconsistent with their current roles with us, the relocation of their offices to more than 50 miles from our present location, a material reduction in their base salaries and our failure to provide them with similar benefits that we provide to our other employees.

Tax and accounting considerations

Tax considerations

We are subject to Section 162(m) of the IRS Code, which limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers other than our Chief Financial Officer to $1,000,000 per person per year, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation approved by our stockholders. In addition to salary and bonus compensation that is not “performance-based,” the exercise of stock options may cause an officer’s total compensation to exceed $1,000,000. However, compensation from options that meet certain requirements will be exempt from the $1,000,000 cap on deductibility. In the past, annual cash compensation to our named executive officers has not exceeded $1,000,000 per person. We currently anticipate such compensation will exceed the $1,000,000 limit for certain of our four most highly compensated officers in 2012. If we do not qualify for the exemptions to this deductibility limit, we will not be able to deduct the compensation amount in excess of $1,000,000. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Accounting for share-based compensation

We account for share-based compensation in accordance with applicable accounting standards. Under the fair value recognition provisions of these standards, share-based compensation cost is measured at the grant date based on the fair value of the award. Share-based compensation expense is recognized on a straight-line basis over the requisite service period of the entire award, which is generally the vesting period.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors, and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in our Proxy Statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Greg B. Petersen, Chairman

Timothy V. Williams

William Russell

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our NEOs during 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)		Stock Awards (1) ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Andres D. Reiner (3)	2011	325,000		638,050	(5)	—		508,043	14,342	1,485,435
President and Chief Executive Officer	2010	250,000		826,900	(6)	1,044,000	(11)	237,000	6,625	2,364,525
	2009	230,000	(4)	107,250	(7)	—		179,798	9,308	526,356

Charles H. Murphy	2011	300,000		455,750	(8)	—		328,428	11,099	1,095,277
Executive Vice President and Chief	2010	300,000		303,530	(9)	359,500	(12)	325,000	4,318	1,292,348
Financial Officer	2009	300,000		823,500	(10)	—		275,676	5,345	1,404,521

Ronald F. Woestemeyer	2011	233,750		—		—		144,098	14,268	392,116
Executive Vice President, Strategic	2010	233,750		—		—		142,000	5,965	381,715
Business Planning	2009	233,750		—		—		120,824	10,672	365,246

(1)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated in accordance with GAAP. For additional information about the valuation assumptions with respect to equity awards, refer to Note 7 of our financial statements in our Form 10-K for the year ended December 31, 2011, as filed with the SEC.
(2)	Represents matching contributions for each individual’s 401(k) plan contributions, life insurance premiums and health insurance, iPads, and tax-gross up payments on the iPads. The iPads and tax-gross up payments were provided to each full time Company employee as a reward for the Company’s performance during 2011.
(3)	On November 15, 2010, Mr. Reiner was appointed to the position of President and Chief Executive Officer. Prior to this appointment, Mr. Reiner held the positions of Executive Vice President of product and marketing and senior vice president of product development.
(4)	On July 6, 2009, in connection with Mr. Reiner’s promotion to the position of Executive Vice President, Mr. Reiner’s base salary was increased from $210,000 to $250,000 for the year 2009.
(5)	Represents 35,000 restricted stock units awarded to Mr. Reiner on May 10, 2011. The restricted stock units vest annually in one fourth installments on the date of grant and have a grant date fair value of $18.23.
(6)

Represents 30,000 and 50,000 restricted stock units awarded to Mr. Reiner on March 9, 2010 and December 14, 2010, respectively. The restricted stock units granted on March 9, 2010 vests annually in one fourth installments on February 24th of each year and have a grant date fair value of $8.68. The restricted stock units granted on December 14, 2010 vest annually in one fourth installments on the date of grant and have a grant date fair value of $11.33.

(7)	Represents 25,000 restricted stock units awarded to Mr. Reiner on March 13, 2009. The restricted stock units vest annually in one fourth installments on each anniversary of the grant date and have a grant date fair value of $4.29.
(8)	Represents 25,000 restricted stock units awarded to Mr. Murphy on May 10, 2011. The restricted stock units vest annually in one fourth installments on each anniversary of the grant date and have a grant date fair value of $18.23.
(9)

Represents 18,000 and 13,000 restricted stock units awarded to Mr. Murphy on March 9, 2010 and December 14, 2010, respectively. The restricted stock units granted on March 9, 2010 vests annually in one fourth installments on February 24th of each year and have a grant date fair value of $8.68. The restricted stock units granted on December 14, 2010 vest annually in one fourth installments on each anniversary of the grant date and have a grant date fair value of $11.33.

(10)	Represents 150,000 restricted stock units awarded to Mr. Murphy on May 13, 2009. The restricted stock units vest annually in one third installments on each anniversary of the grant date and have a grant date fair value of $5.49.
(11)	Represents 20,000 and 180,000 stock appreciation rights awarded to Mr. Reiner March 9, 2010 and December 14, 2010, respectively. The stock appreciation rights granted on March 9, 2010 vest at 25% on February 24, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on February 24, 2014 and shall be settled in stock at the time of exercise. These stock appreciation rights have a grant date fair value of $4.05. The stock appreciation rights granted on December 14, 2010 vest at 25% on December 14, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on December 14, 2014. These stock appreciation rights have a grant date fair value of $5.35 and shall be settled in stock at the time of exercise.
(12)	Represents 28,000 and 46,000 stock appreciation rights awarded to Mr. Murphy on March 9, 2010 and December 14, 2010, respectively. The stock appreciation rights granted on March 9, 2010 vest at 25% on February 24, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on February 24, 2014 and shall be settled in stock at the time of exercise. These stock appreciation rights have a grant date fair value of $4.05. The stock appreciation rights granted on December 14, 2010 vest at 25% on December 14, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on December 14, 2014. These stock appreciation rights have a grant date fair value of $5.35 and shall be settled in stock at the time of exercise.

Grants of Plan-Based Awards—2011

The Company awards bonuses pursuant to the 2011 NEO Plan, which provides for the award of annual cash bonuses, based upon threshold, target and maximum payout amounts. Please see “Compensation Discussion and Analysis – Components of executive compensation for 2011 – Executive compensation activities in 2011” for additional information on the 2011 NEO Plan. The actual amount paid to each NEO for the fiscal year ended December 31, 2011 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

The following table presents information relating to 2011 NEO Plan awards granted to our NEOs in 2011.

		Estimated Payouts under Non-equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Andres D. Reiner	2/23/2011	146,250	292,500	585,000
Charles H. Murphy	2/23/2011	120,000	240,000	360,000
Ronald F. Woestemeyer	2/23/2011	52,594	105,188	157,781

Equity Awards during Fiscal Year – 2011

The following table presents share-based awards granted to our NEOs in 2011:

Name	Grant Date	All other stock awards; number of shares of stock or units (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards
Andres D. Reiner	5/10/2011	35,000	18.23	638,050
Charles H. Murphy	5/10/2011	25,000	18.23	455,750
Ronald F. Woestemeyer	—	—	—	—

Outstanding Equity Awards at Fiscal Year End—2011

The following table presents the number of options to purchase shares of our Common Stock, stock appreciation rights, and restricted stock units held by the NEO on December 31, 2011.

	Option Awards						Restricted Stock Units
Name	Number of securities underlying unexercised options/SARs (#) Exercisable		Number of securities underlying unexercised options/SARs (#) Unexercisable		Option/SARs exercise price ($)	Option/SARs expiration date	Equity incentive plan awards: number of unearned shares units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned unearned shares, units or other rights that have not vested ($)
Andres D. Reiner	6,250		—		0.43	2/10/2015
	10,782		—		0.65	12/30/2015
	50,000		—		6.00	3/26/2017
	100,000		—		16.73	11/15/2017
	50,000		—		12.72	5/14/2018
	9,166		10,834	(2)	8.68	3/9/2020
	45,000		135,000	(3)	11.33	12/14/2020
							16,667	(4)	248,005
							8,333	(5)	123,995
							22,500	(6)	372,000
							37,500	(7)	558,000
							35,000	(8)	520,800
Charles H. Murphy	150,000	(1)	—		6.00	4/2/2017
	12,833		15,167	(2)	8.68	3/9/2020
	11,500		34,500	(3)	11.33	12/14/2020
							50,000	(9)	744,000
							13,500	(6)	200,880
							9,750	(7)	145,080
							25,000	(8)	372,000
Ronald F. Woestemeyer	—		—				—		—

(1)	These stock options were awarded to Mr. Murphy on April 2, 2007 and have vested.
(2)	These stock appreciation rights were awarded to Messrs. Reiner and Murphy on March 9, 2010. The stock appreciation rights vest at 25% on February 24, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on February 24, 2014 and shall be settled in stock at the time of exercise.
(3)	These stock appreciation rights were awarded to Messrs. Reiner and Murphy on December 14, 2010. The stock appreciation rights vest at 25% on December 14, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on December 14, 2014 and shall be settled in stock at the time of exercise.
(4)	The restricted stock units were awarded to Mr. Reiner on November 11, 2008 and vested on January 1, 2012.
(5)	The restricted stock units were awarded to Mr. Reiner on March 13, 2009 and vested on March 13, 2012.
(6)	The restricted stock units were awarded to Messrs. Reiner and Murphy on March 9, 2010. The restricted stock units vest annually in four installments on February 24th of each year.
(7)	The restricted stock units were awarded to Messrs. Reiner and Murphy on December 14, 2010. The restricted stock units vest annually in four installments on the date of grant.
(8)	The restricted stock units were awarded to Messrs. Reiner and Murphy on May 10, 2011. The restricted stock units vest annually in four installments on the date of grant.
(9)	The restricted stock units were awarded to Mr. Murphy on May 13, 2009. The restricted stock units vest annually in one third installments from the date of grant.

Restricted Stock Units Vested in 2011

The following table presents information on the vesting of restricted stock units for our NEOs during the year ended December 31, 2011:

	Stock Awards
	Number of shares	Value realized
Name	acquired on vesting (#) (1)	on vesting ($) (2)
Andres D. Reiner	45,001	597,571
Charles H. Murphy	57,750	972,098

(1)	Represents the vesting of restricted stock units.
(2)	Represents the value realized upon vesting of restricted stock units.

Mr. Woestemeyer has not been granted any share-based awards because of his equity position in the Company. Our NEOs did not exercise any stock options or stock appreciation rights for the year ended December 31, 2011.

Potential Payments Upon Termination or Change of Control

Termination events

Our employment agreements with each of our NEOs provide that in the case of a termination of employment by us without cause, as defined in the agreement, or by the NEO for “good reason,” as defined in the agreement, the Named Executive Officers, with the exception of Mr. Woestemeyer, would be entitled to (i) a payment equal to one year of his then current base salary, (ii) any unpaid bonus earned prior to the termination related to completed bonus periods preceding the date of termination, (iii) up to 12 months of health benefits and (iv) the payment of a bonus at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. In addition, Messrs. Reiner and Murphy would be entitled to full acceleration of his vesting of any stock option award or equity award granted on or after April 2, 2007. Mr. Woestemeyer would be entitled to a payment equal to one year of his then current base salary.

The following table presents the amounts of such severance payments to Messrs. Reiner, Murphy and Woestemeyer assuming the event that triggered the payment occurred December 31, 2011:

Name	Severance ($) (1)	Bonus ($) (2)	Health Benefits ($) (3)	Acceleration of Vesting of Unvested Equity Awards ($) (4)	Total ($)
Andres D. Reiner	325,000	292,500	17,488	2,332,021	2,967,009
Charles H. Murphy	300,000	240,000	11,553	1,378,470	1,930,023
Ronald F. Woestemeyer	233,750	—	—	—	233,750

(1)	Reflects the then current base monthly salary for twelve months, payable on normal payroll cycles.
(2)	Reflects the payment of a bonus at one hundred percent of performance targets, including the discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. The amounts in this column assume that as of December 31, 2011, there was no bonus earned but unpaid prior to termination.
(3)	Reflects health benefits as made generally available to employees for twelve months.
(4)	Reflects the acceleration of vesting on unvested equity awards using the closing price of the Company’s stock on December 31, 2011.

Termination events after a change-in-control

Our employment agreements with Messrs. Reiner and Murphy provide that in the event of a termination of employment without cause or for “good reason” within six months of or anytime after a change-in-control, Messrs. Reiner and Murphy each would be entitled to (i) a payment equal to 18 months of his then current base salary, (ii) 18 months of health benefits, (iii) full acceleration on the vesting on any stock option award or equity award granted on or after April 2, 2007, (iv) any unpaid bonus earned prior to the termination, and (v) the payment of a bonus for the next 18 months at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company.

In addition, in the event of a change in control of the Company, any then-outstanding equity award or option under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects to assume, continue or substitute for such awards or options and the holder of such award or option is terminated without cause or resigns for “good reason” within 18 months of a change of control of the Company, such awards or options shall vest in full. If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for the equity awards or options under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable.

The following table presents potential payments to the Messrs. Reiner and Murphy in the event of a termination without cause or termination for “good reason” by Mr. Murphy within six months before a change-in-control or anytime after a change in control, in each case assuming the event that triggered the payment occurred December 31, 2011:

Name	Severance ($) (1)	Bonus ($) (2)	Health Benefits ($) (3)	Acceleration of Vesting of Unvested Equity Awards ($) (4)	Total ($)
Andres D. Reiner	487,500	438,750	26,232	2,332,021	3,284,503
Charles H. Murphy	450,000	360,000	17,330	1,378,470	2,205,800

1.	Reflects the then current base monthly salary for 18 months, payable on normal payroll cycles.
2.	Reflects the payment of a bonus at one hundred percent of performance targets, including the discretionary component, within the bonus plan in effect as if employed by the Company for 18 months. The amounts in this column assume that as of December 31, 2011, there was no bonus earned but unpaid prior to termination.
3.	Reflects health benefits as made generally available to employees for 18 months.
4.	Reflects acceleration of vesting on unvested equity awards using the closing price of the Company’s Common Stock on December 31, 2011.

Director Compensation Table—2011

The following table presents the compensation details for each Non-Employee Directors for services to us during fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (1)	Total ($)
Ellen Keszler	57,500	95,040	152,540
Greg B. Petersen	77,500	95,040	172,540
William Russell	110,000	95,040	205,040
Timothy V. Williams	87,500	95,040	182,540
Mariette M. Woestemeyer	35,000	95,040	130,040

(1)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated in accordance with generally accepted accounting principles in the United States. For additional information about the valuation assumptions with respect to equity awards, refer to Note 7 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC. The November 17, 2011 grant of restricted stock units vest in full on January 1, 2013 and had a grant date fair value of $15.84.

Discussion of director compensation

Under our 2011 director compensation policy, our non-employee members of our Board of Directors received an annual retainer of $35,000 and a retainer of $15,000 if such director also serves on our Audit Committee or Compensation Committee. In addition, the Audit Committee chairman received a fee of $30,000, the Compensation Committee chairman received a fee of $20,000 and the Nominating and Governance Committee chairman received a fee of $10,000. The Nominating and Governance Committee members each received a fee of $7,500. The Non-Executive Chairman received a fee of $50,000. All fees were paid on a quarterly basis. We have also agreed to reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their attendance at our Board of Directors or committee meetings.

In addition, each non-employee member of our Board of Directors received a grant of 7,500 restricted stock units, which vested in full on January 1, 2012.

The table below presents the aggregate number of outstanding shares of restricted stock units and stock option awards held by our Non-Employee Directors as of December 31, 2011.

Name	Restricted Stock Units (#) (1)	Stock Option Awards (#) (2)
Ellen Keszler	13,500	30,000
Greg B. Petersen	13,500	30,000
William Russell	13,500	—
Timothy V. Williams	13,500	30,000
Mariette M. Woestemeyer	13,500	30,000

(1)	Represents restricted stock units granted on December 3, 2010, which fully vested on January 1, 2012; and November 17, 2011, which will fully vest on January 1, 2013; under the 2011 and 2012 director compensation policies, respectively. Each restricted stock unit represents the contingent right to receive one share of Common Stock.
(2)	Represents options to purchase 30,000 shares of our Common Stock which are immediately exercisable.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Timothy V. Williams (Chairman), Greg B. Petersen and Ellen Keszler. None of the members of the Audit Committee is an officer or employee of the Company. Our Board of Directors has determined that Messrs. Williams and Petersen and Mrs. Keszler are each “independent” for Audit Committee purposes under the applicable rules of the NYSE and the SEC. Our Board of Directors has also determined that each of the members of the Audit Committee are each an “Audit Committee financial expert” as is currently defined under SEC regulations and the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.prospricing.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2011, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Timothy V. Williams, Chairman

Greg B. Petersen

Ellen Keszler

MATTERS CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2011 and 2010. A description of these various fees and services follows the table.

	2011	2010
Audit fees	$860,568	$668,629
Tax fees	9,876	—
All other fees	—	5,000

Total fees	$870,444	$673,629

Fees Billed by PricewaterhouseCoopers, LLP

Audit fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, consents related to documents filed with the SEC and accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards, were $686,841 and $668,629 for the years ended December 31, 2011 and 2010, respectively.

Tax Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the tax fees were related to the analysis of the Research and Experimentation Tax Credit. There were no aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with tax services for the year ended December 31, 2010. Tax fees are fees for tax compliance, tax advice and tax planning.

All other fees

All other fees consists of services that were unrelated to the performance of the audit or review of the consolidated financial statements

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal 2011, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

EXPENSES AND SOLICITATION

We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

STOCKHOLDERS PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated bylaws as contained in the Current Report on Form 8-K filed with the SEC on August 27, 2008, a copy of which was filed as Exhibit 3.2.1 to our Registration Statement on Form S-1/A filed with the SEC on June 15, 2007. No stockholder proposals were received for consideration at our 2011 Annual Meeting of Stockholders.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2012 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than December 31, 2012.

Under our bylaws, with respect to any stockholder proposal or director nomination that is not submitted for inclusion in the next year’s proxy statement but instead is proposed to be presented directly at our 2012 annual meeting, the stockholder must provide us written notice not less than one hundred and twenty (120) days in advance of the date that our proxy statement is released to stockholder. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; and (d) any material interest of the stockholder in such business. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at our 2012 Annual Meeting of Stockholders.

Notwithstanding the above, in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred thirty (130) days prior to the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person(s), for election to such positions as are specified in the Company’s notice of meeting, if the stockholder’s notice shall be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons appointed in the enclosed proxy intent to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

The Board of Directors

PROS HOLDINGS, INC.

April 27, 2012

PROS HOLDINGS, INC 3100 MAIN STREET SUITE 900 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 6, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by PROS Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 6, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M46645-P21650 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROS HOLDINGS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
Vote on Directors	☐	☐	☐
1. Election of Directors Nominees: 01) Ellen Keszler 02) William Russell Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2012.					☐	☐	☐

3. To approve, by non-binding advisory vote, the executive compensation as disclosed in the proxy statement.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies’ discretion.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF the non-binding advisory vote on executive compensation. This Proxy, when properly executed, will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP and IN FAVOR OF the non-binding advisory vote on executive compensation.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.		☐	☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

					☐	☐
		Yes	No		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M46646-P21650

PROS HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

June 7, 2012

The stockholder(s) hereby appoint(s) Charles H. Murphy and Damian Olthoff or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on June 7, 2012, at 3100 Main Street, Suite 900, Houston, TX 77002, and any adjournment or postponement thereof.

Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote IN FAVOR OF the directors listed on the reverse side, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF the non-binding advisory vote on executive compensation. This Proxy, when properly executed, will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed on the reverse side of this proxy card, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP and IN FAVOR OF the non-binding advisory vote on executive compensation.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side